Exhibit 17(c)

(BULL LOGO)
Merrill Lynch Investment Managers


www.mlim.ml.com


Merrill Lynch
EuroFund


Annual Report
October 31, 2003



This report is not authorized for use as an offer of sale or a solicitation of an offer to buy shares of the Fund unless accompanied or preceded by the Fund's current prospectus. Past performance results shown in this report should not be considered a representation of future performance. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Statements and other information herein are as dated and are subject to change.

A description of the policies and procedures that the Fund uses to determine how to vote proxies relating to portfolio securities is available (1) without charge, upon request, by calling toll-free 1-800-MER-FUND (1-800-637-3863); (2) on www.mutualfunds.ml.com; and
(3) on the Securities and Exchange Commission's website at http://www.sec.gov.



Merrill Lynch EuroFund
Box 9011
Princeton, NJ
08543-9011



Merrill Lynch EuroFund


Geographic Allocation as a Percentage of Stocks as of October 31, 2003 (unaudited)


                                           Percentage
Country                                    of Stocks

Denmark                                        1.8%
Finland                                        1.5
France                                        20.4
Germany                                       12.0
Ireland                                        1.4
Italy                                          9.9
Netherlands                                   15.8
Sweden                                         2.6
Switzerland                                   11.8
United Kingdom                                22.8



Portfolio Information as of October 31, 2003 (unaudited)


                                           Percent of
Ten Largest Equity Holdings                Net Assets

TotalFinaElf SA                                3.6%
Credit Suisse Group                            3.2
Intesa BCI SpA                                 3.2
BNP Paribas SA                                 3.0
Royal Dutch Petroleum Company                  2.9
Nestle SA (Registered Shares)                  2.9
ENI SpA                                        2.7
Novartis AG (Registered Shares)                2.7
Barclays PLC                                   2.5
Koninklijke (Royal) Philips Electronics NV     2.5



                                           Percent of
Ten Largest Industries*                    Net Assets

Commercial Banks                              20.9%
Energy                                        10.9
Pharmaceuticals & Biotechnology                5.7
Commercial Services & Supplies                 5.5
Food, Beverage & Tobacco                       5.2

*For Fund compliance purposes, "Industries" means any one or more industry sub-classifications used by one or more widely recognized market indexes or ratings group indexes, and/or as defined by Fund management. This definition may not apply for purposes of this report, which may combine such industry sub-classifications for reporting ease. These industry classifications are unaudited.



MERRILL LYNCH EUROFUND, OCTOBER 31, 2003



A Letter From the President


Dear Shareholder

As 2003 draws to a close, it seems appropriate to reflect on what has been a meaningful year in many respects. We saw the beginning and the end of all-out war in Iraq, global equity market uncertainty turned to strength and an economic slowdown that finally started to reverse trend in important areas around the globe.

The U.S. economy benefited from stimulative monetary and fiscal policy, improving corporate profits and tightening credit spreads. Gross domestic product (GDP) growth rallied from a dismal 1.4% in the first quarter of the year to an extraordinary 8.2% in the third quarter. In Europe, growth remained slower, but the central bank initiated more active monetary policy in an effort to rouse economic activity. National stock markets appeared to benefit from investor anticipation of stronger European economies ahead.

The MSCI Europe Index, which measures the performance of equity markets in 16 developed European countries, posted year-to-date and 12-month returns of +22.80% and +24.16%, respectively, as of October 31, 2003.

Against this backdrop, our portfolio managers continued to work diligently to deliver on our commitment to provide superior performance within reasonable expectations for risk and return. This included striving to outperform our peers and the market indexes. With that said, remember that the advice and guidance of a skilled financial advisor often can mean the difference between successful and unsuccessful investing. A financial professional can help you choose those investments that will best serve you as you plan for your financial future.

Finally, I am proud to premiere a new look to our shareholder communications. Our portfolio manager commentaries have been trimmed and organized in such a way that you can get the information you need at a glance, in plain language. Today's markets are confusing enough. We want to help you put it all in perspective. The report's new size also allows us certain mailing efficiencies. Any cost savings in production or postage are passed on to the Fund and, ultimately, to Fund shareholders.

We thank you for trusting Merrill Lynch Investment Managers with your investment assets, and we look forward to serving you in the months and years ahead.



Sincerely,



(Terry K. Glenn)
Terry K. Glenn
President and Trustee



MERRILL LYNCH EUROFUND, OCTOBER 31, 2003



A Discussion With Your Fund's Portfolio Manager


The period was characterized by volatile but strengthening global equity markets. Overall, the Fund ended the fiscal year with absolute returns exceeding 20%.


How did the Fund perform during the fiscal year relative to its benchmark and comparable Lipper category?

For the 12-month period ended October 31, 2003, Merrill Lynch EuroFund's Class A, Class B, Class C and Class I Shares had total returns of +22.29%, +21.19%, +21.29% and +22.57%, respectively.
(Fund results shown do not reflect sales charges and would be lower if sales charges were included. Complete performance information can be found on pages 6 - 11 of this report to shareholders.) A significant portion of the positive performance during the period came from the strengthening of the euro against the U.S. dollar.

For the same 12-month period, the Fund's unmanaged benchmark, the Morgan Stanley Capital International (MSCI) Europe Index, had a total return of +24.16% while the Fund's comparable Lipper category of European Region Funds posted an average return of +23.64%. (This Lipper category includes mutual funds that invest in equity securities whose primary trading markets or operations are concentrated in the European region or a single country within this region.)

Fund performance was competitive with that of the benchmark for the majority of the fiscal year. The relative underperformance for the 12-month period came from an underexposure to smaller-capitalization stocks and, for most of the period, to cyclical sectors--both of which tend to perform best during periods of economic recovery.
In the last quarter of the fiscal year, we saw bond yields move higher, indicating that European economies were gaining strength. Accordingly, we increased the economic sensitivity of the portfolio, gravitating toward the more cyclical areas of the stock market, which were most apt to benefit from improving economic conditions.

Fund performance benefited during the year from investments in the commercial services, materials and financials sectors, while capital goods, technology hardware and food, beverage and tobacco were the primary areas that detracted from results.

In terms of specific stocks, we saw impressive performance from Intesa BCI SpA, Italy's largest banking company, and Vedior NV, a staffing company based in the Netherlands whose stock appreciated 150% on improving national economic conditions. Generali, an Italian insurance company, outperformed both the stock market in general and the insurance sector, contributing meaningfully to Fund returns for the year. Generali's strong performance was supported by take-over speculation. Buhrmann NV, a Netherlands-based office supply company, also performed well during the period. The company was in financial distress earlier in the year, but saw its shares triple after renegotiating its debt, generating cash flow by cutting costs and divesting its paper merchanting division. Another top performer for the Fund was Credit Suisse Group, a large position in the portfolio that benefited from improving profitability during the period. Also worth noting is the French aluminum company Pechiney SA, which was acquired during the period by Canadian aluminum producer Alcan, Inc. The stock performed strongly on the take-over news, contributing to Fund returns in the second half of the period.

In contrast, we had disappointing results during the year from Unilever PLC, the large U.K./Netherlands-based producer of food and consumer packaged goods, and from Netherlands media company Wolters Kluwers NV. Our significantly underweight position in HSBC Holdings PLC, the U.K.'s largest banking company and a substantial position in the benchmark index, also detracted from returns. We felt the stock's valuation was high on a relative basis, but despite this fact, the stock performed better than anticipated.


How did market conditions impact Fund performance during the period?

The period began November 2002 with a recovery in global equity markets that benefited performance significantly. The tide turned quickly toward the beginning of 2003 as war fears dampened investor sentiment. Returns for the Fund, the benchmark and the Lipper category were all in negative territory for the first quarter of 2003.



MERRILL LYNCH EUROFUND, OCTOBER 31, 2003



In April, as daily combat concluded in Iraq, global equity markets embarked on a strong upturn. Although European equity market volatility continued throughout the second quarter of 2003, we observed an overriding tone of strength supported by improving economic data and attractive stock valuations. The Fund made its strongest gains in April through June 2003, marginally exceeding the return of its benchmark and the Lipper European Region Funds category average for the quarter.

In the following months, the weakening U.S. dollar continued to weigh on European markets, as many European companies have sales in the United States or feel competitive pressure from U.S. companies exporting into Europe. Nevertheless, the fiscal year ended on a relatively high note. The Fund performed favorably in October on further positive economic data.


What changes were made to the portfolio during the period?

During the fiscal year, we gradually increased the Fund's exposure to cyclical companies with managements that had proven track records for successful restructuring and cost-cutting. In our view, these companies were well positioned to benefit from an economic recovery.

From a sector perspective, we increased our weighting in commercial services from 1% of net assets to 5.5%. In this area, we added to our positions in ISS A/S, Hays PLC and Vedior. In addition, we increased our exposure to hotels, restaurants and leisure as travel prospects in Europe improved. Our overweight in banking was maintained, but reduced from 2% to 1% above the benchmark weighting.

We decreased our position in pharmaceuticals from a weighting in line with that of the benchmark to a weighting 4% below the benchmark. This was based on our assessment of heightening risk in this sector precipitated by increased regulatory pressures, competition from generic drug manufacturers and a thinner pipeline of new blockbuster products. We also maintained an underweight position in telecommunications during the fiscal year and in hardware technology, which in our opinion appeared expensive relative to other areas of investment.

In general, we reduced positions in several strong performers during the period, using the proceeds to establish new positions and add to existing holdings that we felt had good capital appreciation potential ahead. Finally, we choose portfolio holdings based on the merits of the individual stocks rather than geographic considerations. However, it is worth noting that, during the period, we increased our weighting in Germany in recognition of the country's higher concentration of more cyclical companies. In contrast, we decreased our investment in the United Kingdom, which is home to many high-quality, defensive companies that are less likely to benefit from economic revitalization.


How would you characterize the portfolio's position at the close of the period?

At the close of the period, the portfolio was relatively concentrated with 65 stocks. We will seek to further diversify the portfolio by increasing the number of holdings and trimming some of our larger positions as more stocks meet our price target. As of October 31, 2003, we maintained our focus on cyclical areas of the market. The Fund was significantly overweight compared to the benchmark in commercial services, materials, hotels, restaurants and banks, diversified financials and insurance, as we believe stocks in these areas have attractive valuations based on a 12-month view. Conversely, the Fund was underweight in pharmaceuticals, telecommunication services and information technology, based on our belief that these sectors possess a less attractive valuation/return profile. We maintained a neutral allocation in growth stocks and an underweight position in defensive sectors, particularly utilities, which tend to underperform when markets are rising.

The central banks in Europe have taken more active steps to stimulate economic growth, and this should bode well for equity investment. As long as the European Central Bank can afford to keep short-term interest rates low and in line with inflation, we expect European consumer confidence to improve and companies to increase their capital expenditures. This, in combination with cost-reduction measures, should benefit company earnings growth and stock valuations. In addition, we expect this should fuel liquidity into equities after a long period of risk aversion by pension funds, insurance companies and retail investors. Over the next 12 months, we believe earnings growth will support a gradual increase in European stock market levels.


Hubert Aarts
Vice President and Portfolio Manager


November 20, 2003



MERRILL LYNCH EUROFUND, OCTOBER 31, 2003



Performance Data


About Fund Performance


Effective April 14, 2003, Class A Shares were re-designated Class I Shares and Class D Shares were redesignated Class A Shares.
Investors are able to purchase shares of the Fund through multiple pricing alternatives:

* Class A Shares incur a maximum initial sales charge of 5.25% and an account maintenance fee of 0.25% (but no distribution fee).

* Class B Shares are subject to a maximum contingent deferred sales charge of 4% declining to 0% after six years. All Class B Shares purchased prior to June 1, 2001 will maintain the four-year schedule. In addition, Class B Shares are subject to a distribution fee of 0.75% and an account maintenance fee of 0.25%. These shares automatically convert to Class A Shares after approximately eight years. (There is no initial sales charge for automatic share conversions.)

* Class C Shares are subject to a distribution fee of 0.75% and an account maintenance fee of 0.25%. In addition, Class C Shares are subject to a 1% contingent deferred sales charge if redeemed within one year of purchase.

* Class I Shares incur a maximum initial sales charge (front-end load) of 5.25% and bear no ongoing distri-bution or account maintenance fees. Class I Shares are available only to eligible investors.

* Class R Shares do not incur a maximum sales charge (front-end load) or deferred sales charge. These shares are subject to a distribution fee of 0.25% and an account maintenence fee of 0.25%. Class R Shares are available only to certain retirement plans.

None of the past results shown should be considered a representation of future performance. Performance results do not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares. Figures shown in each of the following tables assume reinvestment of all dividends and capital gains distributions at net asset value on the ex-dividend date. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Dividends paid to each class of shares will vary because of the different levels of account maintenance, distribution and transfer agency fees applicable to each class, which are deducted from the income available to be paid to shareholders.



MERRILL LYNCH EUROFUND, OCTOBER 31, 2003



Performance Data (continued)


Recent Performance Results

                                                                         Ten-Year/
                                       6-Month          12-Month      Since Inception
As of October 31, 2003               Total Return     Total Return      Total Return
ML EuroFund Class A Shares*             +17.66%          +22.29%          +129.08%
ML EuroFund Class B Shares*             +17.19           +21.19           +139.79
ML EuroFund Class C Shares*             +17.21           +21.29           +113.23
ML EuroFund Class I Shares*             +17.84           +22.57           +166.11
ML EuroFund Class R Shares*             +18.04             --             + 17.06
MSCI Europe Index**                     +19.19           +24.16    +114.91/+93.19/+19.49
MSCI Europe Value Index***              +24.20           +32.03    +167.43/+132.77/+34.78

*Investment results shown do not reflect sales charges; results shown would be lower if a sales charge was included. Total investment returns are based on changes in net asset values for the periods shown, and assume reinvestment of all dividends and capital gains distributions at net asset value on the ex-dividend date. The
Fund's ten year/since inception periods are ten years for Class B &
Class I Shares, from 10/21/94 for Class A & Class C Shares and from
1/03/03 for Class R Shares.

**This unmanaged capitalization-weighted Index is comprised of a representative sampling of large-, medium- and small-capitalization companies in developed European countries. Ten-year/since inception total returns are for ten years, from 10/31/94 and from 1/03/03, respectively.

***This unmanaged capitalization-weighted Index is comprised of a representative sampling of large-, medium- and small-capitalization companies in developed European countries that are classified as value securities (that is, low price/book value securities). Ten-year/since inception total returns are for ten years, from 10/31/94 and from 1/31/03, respectively.



MERRILL LYNCH EUROFUND, OCTOBER 31, 2003



Performance Data (continued)


TOTAL RETURN BASED ON A $10,000 INVESTMENT

Class A & Class C Shares

A line graph illustrating the growth of a $10,000 investment in ML EuroFund++ Class A and Class C Shares* compared to a similar investment in Morgan Stanley Capital International Europe Index++++. Values illustrated are as follows:


ML EuroFund++--Class A Shares*

Date                              Value

10/21/1994**                    $ 9,475.00
October 1994                    $ 9,601.00
October 1995                    $10,163.00
October 1996                    $12,050.00
October 1997                    $15,887.00
October 1998                    $18,030.00
October 1999                    $22,157.00
October 2000                    $22,448.00
October 2001                    $19,489.00
October 2002                    $17,748.00
October 2003                    $21,705.00



ML EuroFund++--Class C Shares*

Date                              Value

10/21/1994**                    $10,000.00
October 1994                    $10,133.00
October 1995                    $10,644.00
October 1996                    $12,511.00
October 1997                    $16,366.00
October 1998                    $18,422.00
October 1999                    $22,469.00
October 2000                    $22,579.00
October 2001                    $19,444.00
October 2002                    $17,580.00
October 2003                    $21,323.00


Morgan Stanley Capital International Europe Index++++

Date                              Value

10/31/1994**                    $10,000.00
October 1994                    $10,000.00
October 1995                    $11,321.00
October 1996                    $13,299.00
October 1997                    $16,754.00
October 1998                    $20,617.00
October 1999                    $23,198.00
October 2000                    $23,417.00
October 2001                    $18,067.00
October 2002                    $15,560.00
October 2003                    $19,319.00


*Assuming maximum sales charge, transaction costs and other operating expenses, including advisory fees.

**Commencement of operations.

++ML EuroFund invests primarily in equities of corporations domiciled in European countries. Under normal market conditions, at least 80% of the Fund's net assets will be invested in European corporate securities, primarily common stocks and debt and preferred securities convertible into common stock.

++++This unmanaged capitalization-weighted Index is comprised of a representative sampling of large-, medium- and small-capitalization companies in developed European countries. The starting date for the Index in the line graph is from 10/31/94.

Past performance is not predictive of future results.



Average Annual Total Return


                                   % Return Without   % Return With
                                     Sales Charge     Sales Charge**
Class A Shares*

One Year Ended 10/31/03                 +22.29%          +15.87%
Five Years Ended 10/31/03               + 3.78           + 2.67
Inception (10/21/94) through 10/31/03   + 9.62           + 8.96

*Maximum sales charge is 5.25%.

**Assuming maximum sales charge.



                                       % Return          % Return
                                     Without CDSC      With CDSC**
Class C Shares*

One Year Ended 10/31/03                 +21.29%          +20.29%
Five Years Ended 10/31/03               + 2.97           + 2.97
Inception (10/21/94) through 10/31/03   + 8.75           + 8.75

*Maximum contingent deferred sales charge is 1% and is reduced to 0% after one year.

**Assuming payment of applicable contingent deferred sales charge.



MERRILL LYNCH EUROFUND, OCTOBER 31, 2003



Performance Data (continued)


TOTAL RETURN BASED ON A $10,000 INVESTMENT

Class B & Class I Shares

A line graph illustrating the growth of a $10,000 investment in ML EuroFund++ Class B and Class I Shares* compared to a similar investment in Morgan Stanley Capital International Europe Index++++. Values illustrated are as follows:


ML EuroFund++--Class B Shares*

Date                              Value

October 1993                    $10,000.00
October 1994                    $11,378.00
October 1995                    $11,960.00
October 1996                    $14,066.00
October 1997                    $18,403.00
October 1998                    $20,718.00
October 1999                    $25,267.00
October 2000                    $25,387.00
October 2001                    $21,866.00
October 2002                    $19,786.00
October 2003                    $23,979.00


ML EuroFund++--Class I Shares*

Date                              Value

October 1993                    $ 9,475.00
October 1994                    $10,903.00
October 1995                    $11,578.00
October 1996                    $13,762.00
October 1997                    $18,184.00
October 1998                    $20,681.00
October 1999                    $25,489.00
October 2000                    $25,876.00
October 2001                    $22,526.00
October 2002                    $20,571.00
October 2003                    $25,214.00


Morgan Stanley Capital International Europe Index++++

Date                              Value

October 1993                    $10,000.00
October 1994                    $11,124.00
October 1995                    $12,594.00
October 1996                    $14,794.00
October 1997                    $18,638.00
October 1998                    $22,935.00
October 1999                    $25,806.00
October 2000                    $26,050.00
October 2001                    $20,098.00
October 2002                    $17,309.00
October 2003                    $21,491.00

*Assuming maximum sales charge, transaction costs and other operating expenses, including advisory fees.

++ML EuroFund invests primarily in equities of corporations domiciled in European countries. Under normal market conditions, at least 80% of the Fund's net assets will be invested in European corporate securities, primarily common stocks and debt and preferred securities convertible into common stock.

++++This unmanaged capitalization-weighted Index is comprised of a representative sampling of large-, medium- and small-capitalization companies in developed European countries.

Past performance is not predictive of future results.



Average Annual Total Return


                                       % Return          % Return
                                     Without CDSC      With CDSC**
Class B Shares*

One Year Ended 10/31/03                 +21.19%          +17.19%
Five Years Ended 10/31/03               + 2.97           + 2.71
Ten Years Ended 10/31/03                + 9.14           + 9.14

*Maximum contingent deferred sales charge is 4% and is reduced to 0% after six years.

**Assuming payment of applicable contingent deferred sales charge.



                                   % Return Without   % Return With
                                     Sales Charge     Sales Charge**
Class I Shares*

One Year Ended 10/31/03                 +22.57%          +16.13%
Five Years Ended 10/31/03               + 4.04           + 2.93
Ten Years Ended 10/31/03                +10.28           + 9.69

*Maximum sales charge is 5.25%.

**Assuming maximum sales charge.



MERRILL LYNCH EUROFUND, OCTOBER 31, 2003



Performance Data (continued)


TOTAL RETURN BASED ON A $10,000 INVESTMENT

Class R Shares

A line graph illustrating the growth of a $10,000 investment in ML EuroFund++ Class Shares* compared to a similar investment in Morgan Stanley Capital International Europe Index++++. Values illustrated are as follows:


ML EuroFund++--Class R Shares*

Date                              Value

1/3/2003**                      $10,000.00
October 2003                    $11,706.00


Morgan Stanley Capital International Europe Index++++

Date                              Value

1/3/2003**                      $10,000.00
October 2003                    $11,949.00


*Assuming maximum sales charge, transaction costs and other operating expenses, including advisory fees.

**Commencement of operations.

++ML EuroFund invests primarily in equities of corporations domiciled in European countries. Under normal market conditions, at least 80% of the Fund's net assets will be invested in European corporate securities, primarily common stocks and debt and preferred securities convertible into common stock.

++++This unmanaged capitalization-weighted Index is comprised of a representative sampling of large-, medium- and small-capitalization companies in developed European countries.

Past performance is not predictive of future results.



Aggregate Total Return


                                                     % Return Without
                                                       Sales Charge
Class R Shares

Inception (1/03/03) through 10/31/03                     +17.06%



MERRILL LYNCH EUROFUND, OCTOBER 31, 2003



Performance Data (concluded)


MSCI COUNTRY INDEX PERFORMANCE


Total Return for the 12-Month Period Ended October 31, 2003
In U.S. dollars*


Country                         Total Return

Sweden                              50.1%
Denmark                             46.9
Spain                               40.6
Norway                              39.8
Germany                             36.2
Italy                               31.0
Ireland                             24.7
France                              23.9
United Kingdom                      20.3
Switzerland                         17.8
Netherlands                         13.6
Finland                             12.4


Source: MSCI Europe Index.

* For the 12-month period ended October 31, 2003, total investment return for the MSCI Europe Index was +24.16%.



MERRILL LYNCH EUROFUND, OCTOBER 31, 2003



Schedule of Investments
                                                                                                    Value        Percent of
Country      Industry*           Shares Held  Common Stocks                                   (in U.S. dollars)  Net Assets
Denmark      Commercial Services     230,984  ISS A/S                                               $   11,017,213     1.8%
             & Supplies

                                              Total Common Stocks in Denmark                            11,017,213     1.8


Finland      Forestry                154,226  UPM-Kymmene Oyj                                            2,886,533     0.5

             Technology, Hardware    378,324  Nokia Oyj (Series A)                                       6,425,502     1.0
             & Equipment

                                              Total Common Stocks in Finland                             9,312,035     1.5


France       Automobiles &            94,722  PSA Peugeot Citroen                                        4,063,219     0.7
             Components

             Building Materials      114,300  Lafarge SA (Ordinary)                                      8,185,024     1.3

             Commercial Banks        352,829  BNP Paribas SA                                            18,539,401     3.0
                                     319,552  Credit Agricole S.A.                                       6,786,925     1.1
                                                                                                    --------------   ------
                                                                                                        25,326,326     4.1

             Diversified             373,497  ++France Telecom SA                                        9,039,842     1.4
             Telecommunication
             Services

             Electrical Equipment    140,922  Schneider SA                                               8,248,429     1.3

             Energy                  144,698  TotalFinaElf SA                                           22,489,869     3.6

             Hotels, Restaurants     284,409  Accor SA                                                  11,185,060     1.8
             & Leisure

             Insurance               343,408  Axa                                                        6,507,153     1.0

             Materials               375,043  Arcelor                                                    5,349,567     0.9

             Media                   519,895  ++Vivendi Universal SA                                    10,921,110     1.8

             Software & Services     117,664  ++Cap Gemini SA                                            5,929,604     0.9

             Utilities               475,718  Suez SA                                                    7,631,706     1.2

                                              Total Common Stocks in France                            124,876,909    20.0

Germany      Airlines                326,625  Deutsche Lufthansa AG (Registered Shares)                  5,122,174     0.8

             Automobiles             114,052  Bayerische Motoren Werke (BMW) AG                          4,567,569     0.7
                                     157,728  Volkswagen AG                                              7,955,939     1.3
                                                                                                    --------------   ------
                                                                                                        12,523,508     2.0

             Capital Goods           149,496  Linde AG                                                   6,855,980     1.1

             Chemicals               274,663  Bayer AG                                                   6,599,843     1.1

             Financial Services      112,938  Deutsche Boerse AG                                         6,278,309     1.0

             Pharmaceuticals &       136,831  Schering AG                                                6,389,683     1.0
             Biotechnology

             Telecommunication       199,389  ++Deutsche Telekom AG (Registered Shares)                  3,140,751     0.5
             Services

             Textiles, Apparel        71,832  Adidas-Salomon AG                                          6,655,325     1.1
             & Luxury Goods

             Utilities               173,750  E.On AG                                                    8,782,281     1.4

                                              Total Common Stocks in Germany                            62,347,854    10.0


Ireland      Commercial Banks        693,082  Bank of Ireland                                            8,613,017     1.4

                                              Total Common Stocks in Ireland                             8,613,017     1.4



MERRILL LYNCH EUROFUND, OCTOBER 31, 2003


Schedule of Investments (continued)
                                                                                                    Value        Percent of
Country      Industry*           Shares Held  Common Stocks                                   (in U.S. dollars)  Net Assets
Italy        Commercial Banks      5,793,691  Intesa BCI SpA                                        $   19,572,393     3.2%
                                   2,574,176  Unicredito Italiano SpA                                   12,682,129     2.0
                                                                                                    --------------   ------
                                                                                                        32,254,522     5.2

             Diversified           4,466,510  ++Telecom Italia SpA                                      11,656,754     1.9
             Telecommunication
             Services

             Energy                1,070,011  ENI SpA                                                   16,986,533     2.7

                                              Total Common Stocks in Italy                              60,897,809     9.8


Netherlands  Capital Goods           150,259  Imtech NV                                                  3,091,767     0.5

             Commercial Banks        229,598  ABN AMRO Holding NV                                        4,817,684     0.8

             Commercial Services     665,758  ++Buhrmann NV                                              5,959,367     1.0
             & Supplies              475,868  Vedior NV 'A'                                              6,859,638     1.1
                                                                                                    --------------   ------
                                                                                                        12,819,005     2.1

             Consumer Durables       572,829  Koninklijke (Royal) Philips Electronics NV                15,442,540     2.5
             & Apparel

             Diversified Financial   732,251  ING Groep NV                                              15,203,179     2.4
             Services

             Energy                  413,799  Royal Dutch Petroleum Company                             18,361,349     2.9

             Food Products           186,153  ++Koninklijke Numico NV                                    4,200,380     0.7

             Insurance               484,651  Aegon NV                                                   6,355,229     1.0

             Materials               143,345  Akzo Nobel NV                                              4,532,569     0.7

             Media                   577,400  Wolters Kluwer NV 'A'                                      8,115,141     1.3

             Retail                  445,157  ++Koninklijke Ahold NV                                     3,767,364     0.6

                                              Total Common Stocks in the Netherlands                    96,706,207    15.5


Sweden       Commercial Banks      1,173,619  Nordbanken Holding AB                                      7,281,663     1.2

             Commercial Services     436,786  Securitas AB 'B'                                           5,375,242     0.9
             & Supplies

             Insurance               904,299  Skandia Forsakrings AB                                     3,315,402     0.5

                                              Total Common Stocks in Sweden                             15,972,307     2.6


Switzerland  Commercial Banks        560,113  Credit Suisse Group                                       19,735,138     3.2

             Construction            252,780  Holcim Ltd. (Registered Shares)                           10,638,586     1.7
             Materials

             Electrical Equipment    639,767  ++ABB Ltd.                                                 3,760,940     0.6

             Food, Beverage           82,696  Nestle SA (Registered Shares)                             18,206,930     2.9
             & Tobacco

             Insurance--Life          21,256  ++Swiss Life Holding                                       3,605,410     0.5

             Pharmaceuticals         439,278  Novartis AG (Registered Shares)                           16,744,112     2.7
             & Biotechnology

                                              Total Common Stocks in Switzerland                        72,691,116    11.6



MERRILL LYNCH EUROFUND, OCTOBER 31, 2003


Schedule of Investments (continued)
                                                                                                    Value        Percent of
Country      Industry*           Shares Held  Common Stocks                                   (in U.S. dollars)  Net Assets
United       Aerospace & Defense   2,601,178  BAE Systems PLC                                       $    8,077,740     1.3%
Kingdom
             Capital Goods           525,978  Smiths Industries PLC                                      6,261,292     1.0

             Commercial Banks      1,878,640  Barclays PLC                                              15,844,140     2.5
                                     574,332  Royal Bank of Scotland Group PLC                          15,389,123     2.5
                                                                                                    --------------   ------
                                                                                                        31,233,263     5.0

             Commercial Services   2,014,631  Hays PLC                                                   4,170,845     0.7
             & Supplies

             Consumer Electricals  1,198,720  Kesa Electricals PLC                                       4,963,366     0.8

             Energy                1,552,776  BP Amoco PLC                                              10,777,073     1.7

             Food & Staples          840,213  J Sainsbury PLC                                            4,038,574     0.6
             Retailing

             Food, Beverage        1,681,060  Unilever PLC                                              14,334,680     2.3
             & Tobacco

             Hotels & Motels         471,174  InterContinental Hotels Group PLC                          4,275,637     0.7

             Hotels, Restaurants     841,850  Compass Group PLC                                          4,853,588     0.8
             & Leisure

             Insurance               735,326  AVIVA PLC                                                  6,033,164     1.0
                                     841,873  Prudential Corporation PLC                                 6,532,343     1.0
                                                                                                    --------------   ------
                                                                                                        12,565,507     2.0

             Merchandising           550,502  Boots Group PLC                                            6,655,987     1.1

             Pharmaceuticals         593,103  GlaxoSmithKline PLC                                       12,701,593     2.0
             & Biotechnology

             Telecommunication     3,675,616  Vodafone Group PLC                                         7,718,698     1.2
             Services

             Transportation          927,277  BAA PLC                                                    7,332,703     1.2

                                              Total Common Stocks in the United Kingdom                139,960,546    22.4

                                              Total Common Stocks (Cost--$533,196,610)                 602,395,013    96.6



                                              Preferred Stocks
Germany      Household & Personal    156,794  Henkel KGaA                                               11,532,415     1.9
             Products

                                              Total Preferred Stocks (Cost--$6,653,270)                 11,532,415     1.9


                                              Rights
France       Commercial Banks        319,552  ++Credit Agricole S.A. (c)                                    74,296     0.0

                                              Total Rights (Cost--$0)                                       74,296     0.0



                                        Face
                                      Amount  Corporate Bonds
France       Insurance           Euro 16,905  ++Axa SA, 0%** due 12/21/2004                                289,475     0.0

                                              Total Corporate Bonds (Cost--$250,628)                       289,475     0.0



MERRILL LYNCH EUROFUND, OCTOBER 31, 2003



Schedule of Investments (concluded)

                        Beneficial Interest/                                                        Value        Percent of
                                 Shares Held  Short-Term Securities                           (in U.S. dollars)  Net Assets
                              US$  4,112,341  Merrill Lynch Liquidity Series, LLC Cash Sweep
                                              Series I (a)                                          $    4,112,341     0.7%
                              US$ 23,053,313  Merrill Lynch Liquidity Series, LLC Money Market
                                              Series I (a)(b)                                           23,053,313     3.7
                                   7,684,437  Merrill Lynch Premier Institutional Fund (a)(b)            7,684,437     1.2

                                              Total Short-Term Securities
                                              (Cost--$34,850,091)                                       34,850,091     5.6

             Total Investments (Cost--$574,950,599)                                                    649,141,290   104.1
             Liabilities in Excess of Other Assets                                                    (25,501,508)    (4.1)
                                                                                                    --------------   ------
             Net Assets                                                                             $  623,639,782   100.0%
                                                                                                    ==============   ======

*For Fund compliance purposes, "Industry" means any one or more of the industry sub-classifications used by one or more widely recognized market indexes or ratings group indexes, and/or as defined by Fund management. This definition may not apply for purposes of this report, which may combine such industry sub-classifications for reporting ease. These industry classifications are unaudited.

**Represents a zero coupon or step bond; the interest rate on a step bond represents the fixed rate of interest that will commence its accrual on a predetermined date until maturity.

++Non-income producing security.

(a)Investments in companies considered to be an affiliate of the Fund (such companies are defined as "Affiliated Companies" in Section 2(a)(3) of the Investment Company Act of 1940) are as follows:

                                                       Dividend/
                                           Net          Interest
Affiliate                                Activity        Income

Merrill Lynch Liquidity Series,
   LLC Cash Sweep Series I             $ 4,112,341      $ 44,679
Merrill Lynch Liquidity Series,
   LLC Money Market Series I           $21,826,253      $275,585
Merrill Lynch Premier
   Institutional Fund                   6,184,697       $170,758

(b)Security was purchased with the cash proceeds from securities loans.

(c)The rights may be exercised until 11/10/2003.

See Notes to Financial Statements.



MERRILL LYNCH EUROFUND, OCTOBER 31, 2003



Statement of Assets and Liabilities

As of October 31, 2003
Assets

               Investments, at value (including securities loaned of $29,329,232)
               (identified cost--$574,950,599)                                                              $   649,141,290
               Cash                                                                                                   3,348
               Foreign cash (cost--$11,525)                                                                          11,458
               Receivables:
                 Securities sold                                                          $     5,782,831
                 Dividends                                                                      1,697,664
                 Beneficial interest sold                                                         432,857
                 Interest                                                                           5,619         7,918,971
                                                                                          ---------------
               Prepaid registration fees                                                                             31,018
                                                                                                            ---------------
               Total assets                                                                                     657,106,085
                                                                                                            ---------------

Liabilities

               Collateral on securities loaned, at value                                                         30,737,750
               Payables:
                 Beneficial interest redeemed                                                     984,743
                 Securities purchased                                                             853,460
                 Investment adviser                                                               443,226
                 Other affiliates                                                                 192,598
                 Distributor                                                                      162,340         2,636,367
                                                                                          ---------------
               Accrued expenses and other liabilities                                                                92,186
                                                                                                            ---------------
               Total liabilities                                                                                 33,466,303
                                                                                                            ---------------

Net Assets

               Net assets                                                                                   $   623,639,782
                                                                                                            ===============

Net Assets Consist of

               Class A Shares of beneficial interest, $.10 par value, unlimited
               number of shares authorized                                                                  $     2,179,702
               Class B Shares of beneficial interest, $.10 par value, unlimited
               number of shares authorized                                                                          862,151
               Class C Shares of beneficial interest, $.10 par value, unlimited
               number of shares authorized                                                                          232,182
               Class I Shares of beneficial interest, $.10 par value, unlimited
               number of shares authorized                                                                        1,705,940
               Class R Shares of beneficial interest, $.10 par value, unlimited
               number of shares authorized                                                                                1
               Paid-in capital in excess of par                                                                 722,966,719
               Undistributed investment income--net                                       $     9,760,049
               Accumulated realized capital losses on investments and foreign
               currency transactions--net                                                   (188,367,014)
               Unrealized appreciation on investments and foreign currency
               transactions--net                                                               74,300,052
                                                                                          ---------------
               Total accumulated losses--net                                                                  (104,306,913)
                                                                                                            ---------------
               Net Assets                                                                                   $   623,639,782
                                                                                                            ===============

Net Asset Value

               Class A--Based on net assets of $280,222,577 and 21,797,016 shares of
                 beneficial interest outstanding                                                            $         12.86
                                                                                                            ===============
               Class B--Based on net assets of $96,395,415 and 8,621,512 shares of
                 beneficial interest outstanding                                                            $         11.18
                                                                                                            ===============
               Class C--Based on net assets of $25,133,877 and 2,321,823 shares of
                 beneficial interest outstanding                                                            $         10.83
                                                                                                            ===============
               Class I--Based on net assets of $221,887,796 and 17,059,400 shares of
                 beneficial interest outstanding                                                            $         13.01
                                                                                                            ===============
               Class R--Based on net assets of $117.09 and 10.34 shares of beneficial
                 interest outstanding                                                                       $         11.32
                                                                                                            ===============

See Notes to Financial Statements.



MERRILL LYNCH EUROFUND, OCTOBER 31, 2003



Statement of Operations

For the Year Ended October 31, 2003
Investment Income

               Dividends (net of $2,431,536 foreign withholding tax)                                        $    17,374,327
               Securities lending--net                                                                              446,343
               Interest                                                                                              49,360
                                                                                                            ---------------
               Total income                                                                                      17,870,030
                                                                                                            ---------------

Expenses

               Investment advisory fees                                                   $     4,329,242
               Account maintenance and distribution fees--Class B                                 976,651
               Account maintenance fees--Class A                                                  651,627
               Transfer agent fees--Class A                                                       521,874
               Transfer agent fees--Class I                                                       389,966
               Accounting services                                                                240,343
               Account maintenance and distribution fees--Class C                                 236,638
               Transfer agent fees--Class B                                                       232,533
               Custodian fees                                                                     124,549
               Printing and shareholder reports                                                    89,636
               Professional fees                                                                   86,845
               Registration fees                                                                   78,748
               Transfer agent fees--Class C                                                        58,176
               Trustees' fees and expenses                                                         51,320
               Pricing fees                                                                        13,594
               Other                                                                               44,330
                                                                                          ---------------
               Total expenses                                                                                     8,126,072
                                                                                                            ---------------
               Investment income--net                                                                             9,743,958
                                                                                                            ---------------

Realized & Unrealized Gain (Loss) on Investments & Foreign Currency Transactions--Net

               Realized lossfrom:
                 Investments--net                                                            (57,748,704)
                 Foreign currency transactions--net                                              (13,297)      (57,762,001)
                                                                                          ---------------
               Change in unrealized appreciation/depreciation on:
                 Investments--net                                                             165,347,794
                 Foreign currency transactions--net                                                15,575       165,363,369
                                                                                          ---------------   ---------------
               Total realized and unrealized gain on investments and foreign currency
               transactions--net                                                                                107,601,368
                                                                                                            ---------------
               Net Increase in Net Assets Resulting from Operations                                         $   117,345,326
                                                                                                            ===============

See Notes to Financial Statements.



MERRILL LYNCH EUROFUND, OCTOBER 31, 2003



Statements of Changes in Net Assets
                                                                                             For the Year Ended October 31,
Increase (Decrease) in Net Assets:                                                              2003               2002
Operations

               Investment income--net                                                     $     9,743,958   $     8,471,631
               Realized losson investments and foreign currency transactions--net            (57,762,001)      (29,115,484)
               Change in unrealized appreciation/depreciation on investments and
               foreign currency transactions--net                                             165,363,369      (30,858,500)
                                                                                          ---------------   ---------------
               Net increase (decrease) in net assets resulting from operations                117,345,326      (51,502,353)
                                                                                          ---------------   ---------------

Dividends to Shareholders

               Investment income--net:
                 Class A                                                                      (3,781,571)       (4,346,901)
                 Class B                                                                        (279,315)         (632,583)
                 Class C                                                                        (188,282)         (236,668)
                 Class I                                                                      (3,186,060)       (4,868,725)
                                                                                          ---------------   ---------------
               Net decrease in net assets resulting from dividends to shareholders            (7,435,228)      (10,084,877)
                                                                                          ---------------   ---------------

Beneficial Interest Transactions

               Net decrease in net assets derived from beneficial interest transactions      (74,261,031)     (192,934,251)
                                                                                          ---------------   ---------------

Net Assets

               Total increase (decrease) in net assets                                         35,649,067     (254,521,481)
               Beginning of year                                                              587,990,715       842,512,196
                                                                                          ---------------   ---------------
               End of year*                                                               $   623,639,782   $   587,990,715
                                                                                          ===============   ===============
                 *Undistributed investment income--net                                    $     9,760,049   $     7,451,739
                                                                                          ===============   ===============

See Notes to Financial Statements.



MERRILL LYNCH EUROFUND, OCTOBER 31, 2003



Financial Highlights

The following per share data and ratios have been derived                             Class A++++
from information provided in the financial statements.
                                                                             For the Year Ended October 31,
Increase (Decrease) in Net Asset Value:                         2003         2002         2001         2000          1999
Per Share Operating Performance

               Net asset value, beginning of year            $    10.67   $    11.89   $    14.40   $    17.07   $    17.39
                                                             ----------   ----------   ----------   ----------   ----------
               Investment income--net++                             .20          .16          .18          .25          .24
               Realized and unrealized gain (loss) on
               investments and foreign currency
               transactions--net                                   2.14       (1.20)       (1.96)        (.08)         3.08
                                                             ----------   ----------   ----------   ----------   ----------
               Total from investment operations                    2.34       (1.04)       (1.78)          .17         3.32
                                                             ----------   ----------   ----------   ----------   ----------
               Less dividends and distributions:
                 Investment income--net                           (.15)        (.18)           --        (.30)        (.60)
                 In excess of investment income--net                 --           --           --        (.01)           --
                 Realized gain on investments--net                   --           --        (.50)       (2.53)       (3.04)
                 In excess of realized gain on
                 investments--net                                    --           --        (.23)           --           --
                                                             ----------   ----------   ----------   ----------   ----------
               Total dividends and distributions                  (.15)        (.18)        (.73)       (2.84)       (3.64)
                                                             ----------   ----------   ----------   ----------   ----------
               Net asset value, end of year                  $    12.86   $    10.67   $    11.89   $    14.40   $    17.07
                                                             ==========   ==========   ==========   ==========   ==========

Total Investment Return*

               Based on net asset value per share                22.29%      (8.93%)     (13.18%)        1.32%       22.89%
                                                             ==========   ==========   ==========   ==========   ==========

Ratios to Average Net Assets

               Expenses                                           1.33%        1.31%        1.31%        1.22%        1.22%
                                                             ==========   ==========   ==========   ==========   ==========
               Investment income--net                             1.78%        1.35%        1.36%        1.65%        1.48%
                                                             ==========   ==========   ==========   ==========   ==========

Supplemental Data

               Net assets, end of year (in thousands)        $  280,223   $  265,602   $  276,919   $  328,628   $  363,422
                                                             ==========   ==========   ==========   ==========   ==========
               Portfolio turnover                                64.01%       39.98%       37.77%      100.17%       61.12%
                                                             ==========   ==========   ==========   ==========   ==========

*Total investment returns exclude the effects of sales charges.

++Based on average shares outstanding.

++++Effective April 14, 2003, Class D Shares were redesignated Class
A Shares.

See Notes to Financial Statements.



MERRILL LYNCH EUROFUND, OCTOBER 31, 2003



Financial Highlights (continued)

The following per share data and ratios have been derived                               Class B
from information provided in the financial statements.
                                                                             For the Year Ended October 31,
Increase (Decrease) in Net Asset Value:                         2003         2002         2001         2000          1999
Per Share Operating Performance

               Net asset value, beginning of year            $     9.25   $    10.25   $    12.48   $    15.15   $    15.79
                                                             ----------   ----------   ----------   ----------   ----------
               Investment income--net++                             .10          .03          .07          .12          .10
               Realized and unrealized gain (loss) on
               investments and foreign currency
               transactions--net                                   1.85       (1.00)       (1.70)        (.08)         2.76
                                                             ----------   ----------   ----------   ----------   ----------
               Total from investment operations                    1.95        (.97)       (1.63)          .04         2.86
                                                             ----------   ----------   ----------   ----------   ----------
               Less dividends and distributions:
                 Investment income--net                           (.02)        (.03)           --        (.18)        (.46)
                 In excess of investment income--net                 --           --           --       --++++           --
                 Realized gain on investments--net                   --           --        (.41)       (2.53)       (3.04)
                 In excess of realized gain on
                 investments--net                                    --           --        (.19)           --           --
                                                             ----------   ----------   ----------   ----------   ----------
               Total dividends and distributions                  (.02)        (.03)        (.60)       (2.71)       (3.50)
                                                             ----------   ----------   ----------   ----------   ----------
               Net asset value, end of year                  $    11.18   $     9.25   $    10.25   $    12.48   $    15.15
                                                             ==========   ==========   ==========   ==========   ==========

Total Investment Return*

               Based on net asset value per share                21.19%      (9.51%)     (13.87%)         .48%       21.96%
                                                             ==========   ==========   ==========   ==========   ==========

Ratios to Average Net Assets

               Expenses                                           2.12%        2.10%        2.08%        1.99%        2.00%
                                                             ==========   ==========   ==========   ==========   ==========
               Investment income--net                              .98%         .30%         .62%         .90%         .70%
                                                             ==========   ==========   ==========   ==========   ==========

Supplemental Data

               Net assets, end of year (in thousands)        $   96,395   $  108,337   $  253,646   $  481,876   $  730,361
                                                             ==========   ==========   ==========   ==========   ==========
               Portfolio turnover                                64.01%       39.98%       37.77%      100.17%       61.12%
                                                             ==========   ==========   ==========   ==========   ==========

*Total investment returns exclude the effects of sales charges.

++Based on average shares outstanding.

++++Amount is less than $(.01) per share.

See Notes to Financial Statements.



MERRILL LYNCH EUROFUND, OCTOBER 31, 2003



Financial Highlights (continued)

The following per share data and ratios have been derived                               Class C
from information provided in the financial statements.
                                                                             For the Year Ended October 31,
Increase (Decrease) in Net Asset Value:                         2003         2002         2001         2000          1999
Per Share Operating Performance

               Net asset value, beginning of year            $     9.00   $    10.03   $    12.25   $    14.93   $    15.66
                                                             ----------   ----------   ----------   ----------   ----------
               Investment income--net++                             .09          .05          .07          .11          .10
               Realized and unrealized gain (loss) on
               investments and foreign currency
               transactions--net                                   1.81       (1.00)       (1.67)        (.07)         2.72
                                                             ----------   ----------   ----------   ----------   ----------
               Total from investment operations                    1.90        (.95)       (1.60)          .04         2.82
                                                             ----------   ----------   ----------   ----------   ----------
               Less dividends and distributions:
                 Investment income--net                           (.07)        (.08)           --        (.19)        (.51)
                 In excess of investment income--net                 --           --           --       --++++           --
                 Realized gain on investments--net                   --           --        (.42)       (2.53)       (3.04)
                 In excess of realized gain on
                 investments--net                                    --           --        (.20)           --           --
                                                             ----------   ----------   ----------   ----------   ----------
               Total dividends and distributions                  (.07)        (.08)        (.62)       (2.72)       (3.55)
                                                             ----------   ----------   ----------   ----------   ----------
               Net asset value, end of year                  $    10.83   $     9.00   $    10.03   $    12.25   $    14.93
                                                             ==========   ==========   ==========   ==========   ==========

Total Investment Return*

               Based on net asset value per share                21.29%      (9.59%)     (13.88%)         .49%       21.97%
                                                             ==========   ==========   ==========   ==========   ==========

Ratios to Average Net Assets

               Expenses                                           2.12%        2.10%        2.10%        2.00%        2.01%
                                                             ==========   ==========   ==========   ==========   ==========
               Investment income--net                              .99%         .48%         .58%         .88%         .67%
                                                             ==========   ==========   ==========   ==========   ==========

Supplemental Data

               Net assets, end of year (in thousands)        $   25,134   $   24,153   $   30,838   $   43,736   $   52,742
                                                             ==========   ==========   ==========   ==========   ==========
               Portfolio turnover                                64.01%       39.98%       37.77%      100.17%       61.12%
                                                             ==========   ==========   ==========   ==========   ==========

*Total investment returns exclude the effects of sales charges.

++Based on average shares outstanding.

++++Amount is less than $(.01) per share.

See Notes to Financial Statements.



MERRILL LYNCH EUROFUND, OCTOBER 31, 2003



Financial Highlights (continued)

The following per share data and ratios have been derived                             Class I++++
from information provided in the financial statements.
                                                                             For the Year Ended October 31,
Increase (Decrease) in Net Asset Value:                         2003         2002         2001         2000          1999
Per Share Operating Performance

               Net asset value, beginning of year            $    10.80   $    12.03   $    14.56   $    17.24   $    17.52
                                                             ----------   ----------   ----------   ----------   ----------
               Investment income--net++                             .23          .18          .22          .28          .28
               Realized and unrealized gain (loss)on
               investments and foreign currency
               transactions--net                                   2.17       (1.20)       (1.98)        (.07)         3.11
                                                             ----------   ----------   ----------   ----------   ----------
               Total from investment operations                    2.40       (1.02)       (1.76)          .21         3.39
                                                             ----------   ----------   ----------   ----------   ----------
               Less dividends and distributions:
                 Investment income--net                           (.19)        (.21)           --        (.35)        (.63)
                 In excess of investment income--net                 --           --           --        (.01)           --
                 Realized gain on investments--net                   --           --        (.52)       (2.53)       (3.04)
                 In excess of realized gain on
                 investments--net                                    --           --        (.25)           --           --
                                                             ----------   ----------   ----------   ----------   ----------
               Total dividends and distributions                  (.19)        (.21)        (.77)       (2.89)       (3.67)
                                                             ----------   ----------   ----------   ----------   ----------
               Net asset value, end of year                  $    13.01   $    10.80   $    12.03   $    14.56   $    17.24
                                                             ==========   ==========   ==========   ==========   ==========

Total Investment Return*

               Based on net asset value per share                22.57%      (8.68%)     (12.95%)        1.52%       23.25%
                                                             ==========   ==========   ==========   ==========   ==========

Ratios to Average Net Assets

               Expenses                                           1.08%        1.06%        1.06%         .97%         .97%
                                                             ==========   ==========   ==========   ==========   ==========
               Investment income--net                             2.00%        1.46%        1.59%        1.84%        1.70%
                                                             ==========   ==========   ==========   ==========   ==========

Supplemental Data

               Net assets, end of year (in thousands)        $  221,888   $  189,899   $  281,109   $  368,995   $  567,273
                                                             ==========   ==========   ==========   ==========   ==========
               Portfolio turnover                                64.01%       39.98%       37.77%      100.17%       61.12%
                                                             ==========   ==========   ==========   ==========   ==========

*Total investment returns exclude the effects of sales charges.

++Based on average shares outstanding.

++++Effective April 14, 2003, Class A Shares were redesignated Class
I Shares.

See Notes to Financial Statements.



MERRILL LYNCH EUROFUND, OCTOBER 31, 2003



Financial Highlights (concluded)
                                                                                                               Class R

The following per share data and ratios have been derived                                                   For the Period
from information provided in the financial statements.                                                    January 3, 2003++
                                                                                                            to October 31,
Increase (Decrease) in Net Asset Value:                                                                          2003
Per Share Operating Performance

               Net asset value, beginning of period                                                            $       9.67
                                                                                                               ------------
               Investment income--net++++                                                                               .25
               Realized and unrealized gain on investments and foreign currency transactions--net                      1.40
                                                                                                               ------------
               Total from investment operations                                                                        1.65
                                                                                                               ------------
               Net asset value, end of period                                                                  $      11.32
                                                                                                               ============

Total Investment Return**

               Based on net asset value per share                                                                 17.06%+++
                                                                                                               ============

Ratios to Average Net Assets

               Expenses                                                                                              1.58%*
                                                                                                               ============
               Investment income--net                                                                                1.50%*
                                                                                                               ============

Supplemental Data

               Net assets, end of period (in thousands)                                                        $   --++++++
                                                                                                               ============
               Portfolio turnover                                                                                    64.01%
                                                                                                               ============

*Annualized.

**Total investment returns exclude the effects of sales charges.

++Commencement of operations.

++++Based on average shares outstanding.

++++++Amount is less than $1,000.

+++Aggregate total investment return.

See Notes to Financial Statements.



MERRILL LYNCH EUROFUND, OCTOBER 31, 2003



Notes to Financial Statements


1. Significant Accounting Policies:
Merrill Lynch EuroFund (the "Fund") is registered under the Investment Company Act of 1940, as amended, as a diversified, open-end management investment company. The Fund's financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which may require the use of management accruals and estimates. The Fund offers multiple classes of shares. Effective April 14, 2003, Class A Shares were redesignated Class I Shares and Class D Shares were redesignated Class A Shares. The Fund's financial statements and financial highlights contained within this report reflect the new share class redesignation. Shares of Class A and Class I are sold with a front-end sales charge. Shares of Class B and Class C may be subject to a contingent deferred sales charge. Class R Shares are sold only to certain retirement Plans. All classes of shares have identical voting, dividend, liquidation and other rights and the same terms and conditions, except that Class A, Class B, Class C and Class R Shares bear certain expenses related to the account maintenance of such shares, and Class B, Class C and Class R Shares also bear certain expenses related to the distribution of such shares. Each class has exclusive voting rights with respect to matters relating to its account maintenance and distribution expenditures. Income, expenses (other than expenses attributable to a specific class) and realized and unrealized gains and losses on investments and foreign currency transactions are allocated daily to each class based on its relative net assets. The following is a summary of significant accounting policies followed by the Fund.

(a) Valuation of investments--Equity securities that are held by the Fund that are traded on stock exchanges or the Nasdaq National
Market are valued at the last sale price or official close price on the exchange, as of the close of business on the day the securities are being valued or, lacking any sales, at the last available bid price for long positions, and at the last available ask price for short positions. In cases where equity securities are traded on more than one exchange, the securities are valued on the exchange designated as the primary market by or under the authority of the Board of Trustees of the Fund. Long positions traded in the over-the-counter ("OTC") market, Nasdaq Small Cap or Bulletin Board are valued at the last available bid price or yield equivalent obtained from one or more dealers or pricing services approved by the Board of Trustees of the Fund. Short positions traded in the OTC market are valued at the last available ask price. Portfolio securities that are traded both in the OTC market and on a stock exchange are valued according to the broadest and most representative market.

Options written are valued at the last sale price in the case of exchange-traded options or, in the case of options traded in the OTC market, the last ask price. Options purchased are valued at their last sale price in the case of exchange-traded options or, in the case of options traded in the OTC market, the last bid price. Swap agreements are valued daily based upon quotations from market makers. Financial futures contracts and options thereon, which are traded on exchanges, are valued at their last sale price as of the close of such exchanges. Obligations with remaining maturities of 60 days or less are valued at amortized cost unless the Investment Adviser believes that this method no longer produces fair valuations.

Repurchase agreements are valued at cost plus accrued interest. The Fund employs pricing services to provide certain securities prices for the Fund.

Securities and assets for which market quotations are not readily available are valued at fair value as determined in good faith by or under the direction of the Board of Trustees of the Fund, including valuations furnished by the pricing services retained by the Fund, which may use a matrix system for valuations. The procedures of a pricing service and its valuations are reviewed by the officers of the Fund under the general supervision of the Fund's Board of Trustees. Such valuations and procedures will be reviewed periodically by the Board of Trustees of the Fund.

Generally, trading in foreign securities, as well as U.S. government securities and money market instruments, is substantially completed each day at various times prior to the close of business on the New York Stock Exchange ("NYSE"). The values of such securities used in computing the net asset value of the Fund's shares are determined as of such times. Foreign currency exchange rates also are generally determined prior to the close of business on the NYSE. Occasionally, events affecting the values of such securities and such exchange rates may occur between the times at which they are determined and the close of business on the NYSE that may not be reflected in the computation of the Fund's net asset value. If events (for example, a company announcement, market volatility or a natural disaster) occur during such periods that are expected to materially affect the value of such securities, those securities may be valued at their fair value as determined in good faith by the Fund's Board of Trustees or by the Investment Adviser using a pricing service and/or procedures approved by the Fund's Board of Trustees.



MERRILL LYNCH EUROFUND, OCTOBER 31, 2003



Notes to Financial Statements (continued)


(b) Foreign currency transactions--Transactions denominated in foreign currencies are recorded at the exchange rate prevailing when recognized. Assets and liabilities denominated in foreign currencies are valued at the exchange rate at the end of the period. Foreign currency transactions are the result of settling (realized) or valuing (unrealized) assets or liabilities expressed in foreign currencies into U.S. dollars. Realized and unrealized gains or losses from investments include the effects of foreign exchange rates on investments.

(c) Derivative financial instruments--The Fund may engage in various portfolio investment strategies both to increase the return of the Fund and to hedge, or protect, its exposure to interest rate movements and movements in the securities markets. Losses may arise due to changes in the value of the contract or if the counterparty does not perform under the contract.

* Forward foreign exchange contracts--The Fund is authorized to enter into forward foreign exchange contracts as a hedge against either specific transactions or portfolio positions. The contract is marked-to-market daily and the change in market value is recorded by the Fund as an unrealized gain or loss. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the value at the time it was opened and the value at the time it was closed.

* Options--The Fund is authorized to write covered call options and put options and purchase put and call options. When the Fund writes an option, an amount equal to the premium received by the Fund is reflected as an asset and an equivalent liability. The amount of the liability is subsequently marked to market to reflect the current market value of the option written. When a security is purchased or sold through an exercise of an option, the related premium paid (or received) is added to (or deducted from) the basis of the security acquired or deducted from (or added to) the proceeds of the security sold. When an option expires (or the Fund enters into a closing transaction), the Fund realizes a gain or loss on the option to the extent of the premiums received or paid (or gain or loss to the extent the cost of the closing transaction exceeds the premium paid or received).

Written and purchased options are non-income producing investments.

* Foreign currency options and futures--The Fund may also purchase or sell listed or over-the-counter foreign currency options, foreign currency futures and related options on foreign currency futures as a short or long hedge against possible variations in foreign exchange rates. Such transactions may be effected with respect to hedges on non-U.S. dollar denominated securities owned by the Fund, sold by the Fund but not yet delivered, or committed or anticipated to be purchased by the Fund.

(d) Income taxes--It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders. Therefore, no Federal income tax provision is required. Under the applicable foreign tax law, a withholding tax may be imposed on interest, dividends and capital gains at various rates.

(e) Security transactions and investment income--Security transactions are recorded on the dates the transactions are entered into (the trade dates). Realized gains and losses on security transactions are determined on the identified cost basis. Dividend income is recorded on the ex-dividend dates. Dividends from foreign securities where the ex-dividend date may have passed are subsequently recorded when the Fund has determined the ex-dividend date. Interest income is recognized on the accrual basis.

(f) Prepaid registration fees--Prepaid registration fees are charged to expense as the related shares are issued.

(g) Repurchase agreements--The Fund invests in U.S. government securities pursuant to repurchase agreements. Under such agreements, the counterparty agrees to repurchase the security at a mutually agreed upon time and price. The Fund takes possession of the underlying securities, marks to market such securities and, if necessary, receives additional securities daily to ensure that the contract is fully collateralized. If the counterparty defaults and the fair value of the collateral declines, liquidation of the collateral by the Fund may be delayed or limited.



MERRILL LYNCH EUROFUND, OCTOBER 31, 2003



Notes to Financial Statements (continued)


(h) Dividends and distributions--Dividends and distributions paid by the Fund are recorded on the ex-dividend dates.

(i) Securities lending--The Fund may lend securities to financial institutions that provide cash or securities issued or guaranteed by the U.S. government as collateral, which will be maintained at all times in an amount equal to at least 100% of the current market value of the loaned securities. The market value of the loaned securities is determined at the close of business of the Fund and any additional required collateral is delivered to the Fund on the next business day. Where the Fund receives securities as collateral for the loaned securities, it collects a fee from the borrower. The Fund typically receives the income on the loaned securities but does not receive the income on the collateral. Where the Fund receives cash collateral, it may invest such collateral and retain the amount earned on such investment, net of any amount rebated to the borrower. Loans of securities are terminable at any time and the borrower, after notice, is required to return borrowed securities within five business days. The Fund may pay reasonable finder's, lending agent, administrative and custodial fees in connection with its loans. In the event that the borrower defaults on its obligation to return borrowed securities because of insolvency or for any other reason, the Fund could experience delays and costs in gaining access to the collateral. The Fund also could suffer a loss where the value of the collateral falls below the market value of the borrowed securities, in the event of borrower default or in the event of losses on investments made with cash collateral.

(j) Reclassification--Accounting principles generally accepted in the United States of America require that certain components of net assets be adjusted to reflect permanent differences between financial and tax reporting. Accordingly, the current year's permanent book/tax differences of $13,297 have been reclassified between undistributed net investment income and accumulated net realized capital losses and $12,877 has been reclassified between paid-in capital in excess of par and undistributed net investment income. These reclassifications have no effect on net assets or net asset values per share.


2. Investment Advisory Agreement and Transactions with Affiliates:
The Fund has entered into an Investment Advisory Agreement with Merrill Lynch Investment Managers, L.P. ("MLIM"). The general partner of MLIM is Princeton Services, Inc. ("PSI"), an indirect, wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("ML & Co."), which is the limited partner. The Fund has also entered into a Distribution Agreement and Distribution Plans with FAM Distributors, Inc. ("FAMD" or the "Distributor"), which is a wholly-owned subsidiary of Merrill Lynch Group, Inc.

MLIM is responsible for the management of the Fund's portfolio and provides the necessary personnel, facilities, equipment and certain other services necessary to the operations of the Fund. For such services, the Fund pays a monthly fee of .75% on an annual basis of the average daily value of the Fund's net assets. MLIM has entered into a Sub-Advisory Agreement with Merrill Lynch Asset Management U.K., Ltd. ("MLAM U.K."), an affiliate of MLIM, pursuant to which MLIM pays MLAM U.K. a fee computed at the rate of .15% of the average daily net assets of the Fund for providing investment advisory services to MLIM with respect to the Fund. There is no increase in the aggregate fees paid by the Fund for these services.

Pursuant to the Distribution Plans adopted by the Fund in accordance with Rule 12b-1 under the Investment Company Act of 1940, the Fund pays the Distributor ongoing account maintenance and distribution fees. The fees are accrued daily and paid monthly at annual rates based upon the average daily net assets of the shares as follows:


                            Account
                        Maintenance       Distribution
                                Fee                Fee

Class A                        .25%                 --
Class B                        .25%               .75%
Class C                        .25%               .75%
Class R                        .25%               .25%


Pursuant to a sub-agreement with the Distributor, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a subsidiary of
ML & Co., also provides account maintenance and distribution services to the Fund. The ongoing account maintenance fee compensates the Distributor and MLPF&S for providing account maintenance services to Class A, Class B and Class C shareholders. The ongoing distribution fee compensates the Distributor and MLPF&S for providing shareholder and distribution-related services to Class B and Class C shareholders.



MERRILL LYNCH EUROFUND, OCTOBER 31, 2003



Notes to Financial Statements (continued)


For the year ended October 31, 2003, FAMD earned underwriting discounts and direct commissions and MLPF&S earned dealer concessions on sales of the Fund's Class A and Class I Shares as follows:

                               FAMD             MLPF&S

Class A                      $  988          $  14,939
Class I                      $   86          $   1,289


For the year ended October 31, 2003, MLPF&S received contingent deferred sales charges of $67,590 and $2,448 relating to transactions in Class B and Class C Shares, respectively.

The Fund has received an exemptive order from the Securities and Exchange Commission permitting it to lend portfolio securities to MLPF&S or its affiliates. Pursuant to that order, the Fund also has retained Merrill Lynch Investment Managers, LLC ("MLIM, LLC"), an affiliate of MLIM, as the securities lending agent for a fee based on a share of the returns on investment of cash collateral. MLIM, LLC may, on behalf of the Fund, invest cash collateral received by the Fund for such loans, among other things, in a private investment company managed by MLIM, LLC or in registered money market funds advised by MLIM or its affiliates. For the year ended October 31, 2003, MLIM, LLC received $191,549 in securities lending agent fees.

Financial Data Services, Inc. ("FDS"), a wholly-owned subsidiary of ML & Co., is the Fund's transfer agent.

For the year ended October 31, 2003, the Fund reimbursed MLIM
$12,330 for certain accounting services.

Certain officers and/or trustees of the Fund are officers and/or directors of MLIM, PSI, MLAM U.K., FDS, FAMD, and/or ML & Co.


3. Investments:
Purchases and sales of investments, excluding short-term securities, for the year ended October 31, 2003 were $365,118,422 and $436,596,705, respectively.

Net realized losses for the year ended October 31, 2003 and net unrealized gains as of October 31, 2003 were as follows:


                                        Realized         Unrealized
                                          Losses              Gains

Long-term investments             $ (57,748,704)     $   74,190,691
Foreign currency transactions           (13,297)            109,361
                                  --------------     --------------
Total                             $ (57,762,001)     $   74,300,052
                                  ==============     ==============


As of October 31, 2003, net unrealized appreciation for Federal income tax purposes aggregated $68,560,686, of which $84,111,450 related to appreciated securities and $15,550,764 related to depreciated securities. At October 31, 2003, the aggregate cost of investments for Federal income tax purposes was $580,580,604.


4. Shares of Beneficial Interest:
Net decrease in net assets derived from beneficial interest transactions was $74,261,031 and $192,934,251 for the years ended
October 31, 2003 and October 31, 2002, respectively.

Transactions in shares of beneficial interest for each class were as follows:



Class A Shares for the Year                                  Dollar
Ended October 31, 2003++                  Shares             Amount

Shares sold                           10,498,985    $   121,805,445
Automatic conversion of shares         1,043,503         11,802,114
Shares issued to shareholders
   in reinvestment of dividends          304,883          3,201,268
                                 ---------------    ---------------
Total issued                          11,847,371        136,808,827
Shares redeemed                     (14,934,182)      (171,716,220)
                                 ---------------    ---------------
Net decrease                         (3,086,811)    $  (34,907,393)
                                 ===============    ===============

++Effective April 14, 2003, Class D Shares were redesignated Class A
Shares.



MERRILL LYNCH EUROFUND, OCTOBER 31, 2003



Notes to Financial Statements (continued)


Class A Shares for the Year                                  Dollar
Ended October 31, 2002++                  Shares             Amount

Shares sold                            1,656,030    $    19,592,533
Automatic conversion of shares         7,407,867         90,375,530
Shares issued to shareholders
   in reinvestment of dividends          304,494          3,690,473
                                 ---------------    ---------------
Total issued                           9,368,391        113,658,536
Shares redeemed                      (7,782,436)       (92,963,202)
                                 ---------------    ---------------
Net increase                           1,585,955    $    20,695,334
                                 ===============    ===============

++Effective April 14, 2003, Class D Shares were redesignated Class A
Shares.



Class B Shares for the Year                                  Dollar
Ended October 31, 2003                    Shares             Amount

Shares sold                            1,999,580    $    19,401,366
Shares issued to shareholders
   in reinvestment of dividends           25,951            238,751
                                 ---------------    ---------------
Total issued                           2,025,531         19,640,117
Shares redeemed                      (3,923,726)       (37,794,158)
Automatic conversion of shares       (1,197,883)       (11,802,114)
                                 ---------------    ---------------
Net decrease                         (3,096,078)    $  (29,956,155)
                                 ===============    ===============



Class B Shares for the Year                                  Dollar
Ended October 31, 2002                    Shares             Amount

Shares sold                            1,010,841    $    10,351,250
Shares issued to shareholders
   in reinvestment of dividends           51,171            540,877
                                 ---------------    ---------------
Total issued                           1,062,012         10,892,127
Shares redeemed                      (5,551,931)       (57,855,424)
Automatic conversion of shares       (8,529,696)       (90,375,530)
                                 ---------------    ---------------
Net decrease                        (13,019,615)    $ (137,338,827)
                                 ===============    ===============



Class C Shares for the Year                                  Dollar
Ended October 31, 2003                    Shares             Amount

Shares sold                              394,467    $     3,593,734
Shares issued to shareholders
   in reinvestment of dividends           19,204            171,104
                                 ---------------    ---------------
Total issued                             413,671          3,764,838
Shares redeemed                        (775,781)        (7,162,092)
                                 ---------------    ---------------
Net decrease                           (362,110)    $   (3,397,254)
                                 ===============    ===============



Class C Shares for the Year                                  Dollar
Ended October 31, 2002                    Shares             Amount

Shares sold                            1,374,716    $    13,260,089
Shares issued to shareholders
   in reinvestment of dividends           20,662            212,610
                                 ---------------    ---------------
Total issued                           1,395,378         13,472,699
Shares redeemed                      (1,786,154)       (17,452,450)
                                 ---------------    ---------------
Net decrease                           (390,776)    $   (3,979,751)
                                 ===============    ===============



Class I Shares for the Year                                  Dollar
Ended October 31, 2003++                  Shares             Amount

Shares sold                           12,778,436    $   138,770,580
Shares issued to shareholders
   in reinvestment of dividends          265,907          2,818,609
                                 ---------------    ---------------
Total issued                          13,044,343        141,589,189
Shares redeemed                     (13,565,594)      (147,589,518)
                                 ---------------    ---------------
Net decrease                           (521,251)    $   (6,000,329)
                                 ===============    ===============

++Effective April 14, 2003, Class A Shares were redesignated Class I
Shares.



Class I Shares for the Year                                  Dollar
Ended October 31, 2002++                  Shares             Amount

Shares sold                           12,972,775    $   149,724,514
Shares issued to shareholders
   in reinvestment of dividends          340,031          4,161,981
                                 ---------------    ---------------
Total issued                          13,312,806        153,886,495
Shares redeemed                     (19,105,157)      (226,197,502)
                                 ---------------    ---------------
Net decrease                         (5,792,351)    $  (72,311,007)
                                 ===============    ===============

++Effective April 14, 2003, Class A Shares were redesignated Class I
Shares.



Class R Shares for the
Period January 3, 2003++                                     Dollar
to October 31, 2003                       Shares             Amount


Shares sold                                   10    $           100
                                 ---------------    ---------------

Net increase                                  10    $           100
                                 ===============    ===============

++Commencement of operations.



MERRILL LYNCH EUROFUND, OCTOBER 31, 2003



Notes to Financial Statements (concluded)


5. Short-Term Borrowings:
The Fund, along with certain other funds managed by MLIM and its affiliates, is a party to a $500,000,000 credit agreement with Bank One, N.A. and certain other lenders. The Fund may borrow under the credit agreement to fund shareholder redemptions and for other lawful purposes other than for leverage. The Fund may borrow up to the maximum amount allowable under the Fund's current prospectus and statement of additional information, subject to various other legal, regulatory or contractual limits. The Fund pays a commitment fee of ..09% per annum based on the Fund's pro rata share of the unused portion of the credit agreement. Amounts borrowed under the credit agreement bear interest at a rate equal to, at each fund's election, the Federal Funds rate plus .50% or a base rate as determined by Bank One, N.A. On November 29, 2002, the credit agreement was renewed for one year under the same terms, except that the commitment was reduced from $1,000,000,000 to $500,000,000. The Fund did not borrow under the credit agreement during the year ended October 31, 2003.


6. Commitments:
At October 31, 2003, the Fund had outstanding foreign exchange contracts under which it had agreed to sell various foreign currencies with an approximate value of $4,908,000.


7. Distributions to Shareholders:
The tax character of distributions paid during the fiscal years ended October 31, 2003 and October 31, 2002 was as follows:


                                      10/31/2003         10/31/2002
Distributions paid from:
   Ordinary income               $     7,435,228    $    10,084,877
                                 ---------------    ---------------
Total taxable distributions      $     7,435,228    $    10,084,877
                                 ===============    ===============


As of October 31, 2003, the components of accumulated losses on a tax basis were as follows:


Undistributed ordinary income--net                  $     9,781,034
Undistributed long-term capital gains--net                       --
                                                    ---------------
Total undistributed earnings--net                         9,781,034
Capital loss carryforward                            (182,737,007)*
Unrealized gains--net                                  68,649,060**
                                                    ---------------
Total accumulated losses--net                       $ (104,306,913)
                                                    ===============

*On October 31, 2003, the Fund had a net capital loss carryforward of $182,737,007, of which $93,739,668 expires in 2009, $33,617,465 expires in 2010 and $55,379,874 expires in 2011. This amount will be available to offset like amounts of any future taxable gains.

**The difference between book-basis and tax-basis net unrealized gains is attributable primarily to the tax deferral of losses on wash sales, and the realization for tax purposes of unrealized gains (losses) on certain foreign currency contracts.



MERRILL LYNCH EUROFUND, OCTOBER 31, 2003



Independent Auditors' Report


To the Shareholders and Board of Trustees of Merrill Lynch EuroFund:

We have audited the accompanying statement of assets and liabilities, including the schedule of investments, of Merrill Lynch EuroFund as of October 31, 2003, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of October 31, 2003, by correspondence with the custodian and brokers; where replies were not received from brokers, we performed other auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Merrill Lynch EuroFund as of October 31, 2003, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and its financial highlights for each of the five years in the period then ended, in conformity with accounting principles generally accepted in the United States of America.


Deloitte & Touche LLP
Princeton, New Jersey
December 17, 2003



MERRILL LYNCH EUROFUND, OCTOBER 31, 2003



Officers and Trustees (unaudited)
                                                                                            Number of
                                                                                            Portfolios in  Other Public
                       Position(s)  Length                                                  Fund Complex   Directorships
                       Held         Of Time                                                 Overseen by    Held by
Name, Address & Age    with Fund    Served    Principal Occupation(s) During Past 5 Years   Trustee        Trustee
Interested Trustee


Terry K. Glenn*        President    1999 to   President and Chairman of Merrill Lynch       124 Funds      None
P.O. Box 9011          and          present   Investment Managers, L.P. ("MLIM")/Fund       163 Portfolios
Princeton,             Trustee      and       Asset Management, L.P. ("FAM")--Advised
NJ 08543-9011                       1987 to   Funds since 1999; Chairman (Americas
Age: 63                             present   Region) of MLIM from 2000 to 2002;
                                              Executive Vice President of MLIM and
                                              FAM (which terms as used herein include
                                              their corporate predecessors) from 1983
                                              to 2002; President of FAM Distributors,
                                              Inc. ("FAMD") from 1986 to 2002 and
                                              Director thereof from 1991 to 2002;
                                              Executive Vice President and Director
                                              of Princeton Services, Inc. ("Princeton
                                              Services") from 1993 to 2002; President
                                              of Princeton Administrators, L.P. from
                                              1989 to 2002; Director of Financial Data
                                              Services, Inc. since 1985.


* Mr. Glenn is a director, trustee or member of an advisory board of certain other investment companies for which MLIM or FAM acts as investment adviser. Mr. Glenn is an "interested person," as described in the Investment Company Act, of the Fund based on his former positions with MLIM, FAM, FAMD, Princeton Services and
Princeton Administrators, L.P. The Trustee's term is unlimited.
Trustees serve until their resignation, removal or death, or until December 31 of the year in which they turn 72. As Fund President, Mr. Glenn serves at the pleasure of the Board of Trustees.



MERRILL LYNCH EUROFUND, OCTOBER 31, 2003



Officers and Trustees (unaudited)(continued)
                                                                                            Number of
                                                                                            Portfolios in  Other Public
                       Position(s)  Length                                                  Fund Complex   Directorships
                       Held         Of Time                                                 Overseen by    Held by
Name, Address & Age    with Fund    Served    Principal Occupation(s) During Past 5 Years   Trustee        Trustee
Independent Trustees*


Ronald W. Forbes       Trustee      2000 to   Professor Emeritus of Finance, School of      50 Funds       None
P.O. Box 9095                       present   Business, State University of New York        49 Portfolios
Princeton,                                    at Albany since 2000 and Professor
NJ 08543-9095                                 thereof from 1989 to 2000; International
Age: 63                                       Consultant at the Urban Institute from
                                              1995 to 1999.


Cynthia A. Montgomery  Trustee      2000 to   Professor, Harvard Business School since      50 Funds       Unum Provident
P.O. Box 9095                       present   1989.                                         49 Portfolios  Corporation;
Princeton,                                                                                                 Newell
NJ 08543-9095                                                                                              Rubbermaid, Inc.
Age: 51


Charles C. Reilly      Trustee      1990 to   Self-employed financial consultant since      50 Funds       None
P.O. Box 9095                       present   1990.                                         49 Portfolios
Princeton,
NJ 08543-9095
Age: 72


Kevin A. Ryan          Trustee      2000 to   Founder and Director Emeritus of The Boston   50 Funds       None
P.O. Box 9095                       present   University Center for the Advancement of      49 Portfolios
Princeton,                                    Ethics and Character; Professor of
NJ 08543-9095                                 Education at Boston University from 1982
Age: 71                                       to 1999 and Professor Emeritus thereof
                                              since 1999.


Roscoe S. Suddarth     Trustee      2000 to   President, Middle East Institute from         50 Funds       None
P.O. Box 9095                       present   1995 to 2001; Foreign Service Officer,        49 Portfolios
Princeton,                                    United States Foreign Service, from 1961
NJ 08543-9095                                 to 1995; Career Minister from 1989 to 1995;
Age: 68                                       Deputy Inspector General, U.S. Department
                                              of State, from 1991 to 1994; U.S. Ambassador
                                              to the Hashemite Kingdom of Jordan from 1987
                                              to 1990.


Richard R. West        Trustee      1987 to   Dean Emeritus of New York University,         50 Funds       Bowne & Co.,
P.O. Box 9095                       present   Leonard N. Stern School of Business           49 Portfolios  Inc.; Vornado
Princeton,                                    Administration since 1994.                                   Realty Trust;
NJ 08543-9095                                                                                              Vornado
Age: 65                                                                                                    Operating
                                                                                                           Company;
                                                                                                           Alexander's, Inc.


Edward D. Zinbarg      Trustee      1994 to   Self-employed financial consultant since      50 Funds       None
P.O. Box 9095                       present   1994; Executive Vice President of The         49 Portfolios
Princeton,                                    Prudential Insurance Company of America
NJ 08543-9095                                 from 1988 to 1994; Former Director of
Age: 69                                       Prudential Reinsurance Company and former
                                              Trustee of The Prudential Foundation.


* The Trustee's term is unlimited. Trustees serve until their resignation, removal or death, or until December 31 of the year in which they turn 72.



MERRILL LYNCH EUROFUND, OCTOBER 31, 2003



Officers and Trustees (unaudited)(concluded)
                       Position(s)  Length
                       Held         Of Time
Name, Address & Age    with Fund    Served*   Principal Occupation(s) During Past 5 Years
Fund Officers


Donald C. Burke        Vice         1993 to   First Vice President of MLIM and FAM since 1997 and Treasurer thereof since
P.O. Box 9011          President    present   1999; Senior Vice President and Treasurer of Princeton Services since 1999;
Princeton,             and          and       Vice President of FAMD since 1999; Director of MLIM Taxation since 1990.
NJ 08543-9011          Treasurer    1999 to
Age: 43                             present


Robert C. Doll, Jr.    Senior       1999 to   President of MLIM and member of the Executive Management Committee of
P.O. Box 9011          Vice         present   ML & Co., Inc. since 2001; Global Chief Investment Officer and Senior
Princeton,             President              Portfolio Manager of MLIM since 1999; Chief Investment Officer of Equities
NJ 08543-9011                                 at Oppenheimer Funds, Inc. from 1990 to 1999 and Chief Investment Officer
Age: 49                                       thereof from 1998 to 1999; Executive Vice President of Oppenheimer Funds, Inc.
                                              from 1991 to 1999.


Hubertus T. Aarts      Vice         2003 to   Director (Equities) of MLIM since 2002; Vice President of MLIM from 1995 to
P.O. Box 9011          President    present   2000.
Princeton,
NJ 08543-9011
Age: 41


Phillip S. Gillespie   Secretary    2003 to   First Vice President of MLIM since 2001; Director of MLIM from 2000 to 2001;
P.O. Box 9011                       present   Vice President (Legal Advisory) of MLIM from 1999 to 2000 and Attorney
Princeton,                                    associated with MLIM since 1998; Assistant General Counsel of Chancellor LGT
NJ 08543-9011                                 Asset Management, Inc. from 1997 to 1998.
Age: 39


* Officers of the Fund serve at the pleasure of the Board of Trustees.


Further information about the Fund's Officers and Trustees is available in the Fund's Statement of Additional Information, which can be obtained without charge by calling 1-800-MER-FUND.



Custodian
Brown Brothers Harriman & Co.
40 Water Street
Boston, MA 02109-3661


Transfer Agent
Financial Data Services, Inc.
4800 Deer Lake Drive East
Jacksonville, FL 32246-6484
800-637-3863



MERRILL LYNCH EUROFUND, OCTOBER 31, 2003



Important Tax Information (unaudited)


The following information is provided with respect to the ordinary income distribution paid by Merrill Lynch Eurofund to shareholders of record on December 12, 2002:


Foreign Source Income                       100%
Foreign Taxes Paid Per Share            $.047736


The foreign taxes paid represent taxes incurred by the Fund from foreign sources. Foreign taxes paid may be included in taxable income with an offsetting deduction from gross income or may be taken as a credit for taxes paid to foreign governments. You should consult your tax adviser regarding the appropriate treatment of foreign taxes paid.

Please retain this information for your records.



MERRILL LYNCH EUROFUND, OCTOBER 31, 2003



Electronic Delivery


The Fund is now offering electronic delivery of communications to its shareholders. In order to receive this service, you must register your account and provide us with e-mail information.
To sign up for this service, simply access this website http://www.icsdelivery.com/live and follow the instructions.
When you visit this site, you will obtain a personal identification number (PIN). You will need this PIN should you wish to update your e-mail address, choose to discontinue this service and/or make any other changes to the service. This service is not available for certain retirement accounts at this time.



MERRILL LYNCH EUROFUND, OCTOBER 31, 2003